Exhibit 24   Power of Attorney



AUTHORIZATION LETTER

September 10, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549
Attn: Filing Desk

To Whom It May Concern:

By means of this letter I authorize Marvin D. Burkett, Eric Jensen and Mary Ann Allencourt, or either of them individually, to sign on my behalf all forms required under Section 16(a) of the Securities
Exchange Act of 1934, as amended, relating to transactions involving the stock or derivative securities of NVIDIA Corporation (the
Company).

Either such individual is accordingly authorized to sign any Form 3, Form 4 or Form 5 or amendment thereto, that I am required to file with the same effect as if I had signed them myself.

This authorization shall remain in effect until revoked in writing by me or until I am no longer required to file such forms.

Yours truly,

/s/ David M. Shannon

David M. Shannon
Vice President and General Counsel